EXHIBIT 10.3  CIGNA Corporation Non-Employee Director Compensation Program

(Amended and Restated Effective January 1, 2011)

I. Board and Committee Retainers

A. Annual Board Retainer

Each non-employee director of CIGNA Corporation (“Director”) receives $225,000 annually for Board membership (“Annual Board Retainer”). The manner in which the Annual Board Retainer is paid will vary, depending on a Director’s share ownership position as of December 1 of the prior year relative to the share ownership guidelines set forth in Section VI below (“Ownership Guidelines”).

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Directors Meeting Ownership Guidelines. Directors who satisfy the Ownership Guidelines may, on or before December 31 of the prior year, elect among the following vehicles or a combination thereof for payment of their Annual Board Retainers: cash, CIGNA Corporation Common Stock (“Common Stock”), Deferred Stock Units (“Units”) settled in cash, or Units settled in Common Stock. If no election is made by a Director who satisfies the Ownership Guidelines, 100% of the Annual Board Retainer will be paid in cash.

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Directors Not Meeting Ownership Guidelines.

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Directors who do not satisfy the Ownership Guidelines (including new Directors, except as provided below) will receive up to fifty percent (50%) of their Annual Board Retainers (or such lesser amount as may be necessary in order to meet the Ownership Guidelines) as mandatory equity awards. The mandatory equity awards will be in Common Stock, but Directors may alternatively elect, on or before December 31 of the prior year, to receive their mandatory equity awards in Units settled either in cash or in Common Stock.

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For the balance of their Annual Board Retainers, Directors who do not satisfy the Ownership Guidelines may elect among the same payment vehicles available to Directors who satisfy the Ownership Guidelines.

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New Directors. New directors will be permitted, before commencing service, to make the same elections as are available to other Directors. Directors who commence service after the annual meeting of shareholders will receive a pro-rated Annual Board Retainer, determined based on the number of calendar quarters during the year that they are in active service for at least one day.

B. Committee Member Retainer

Each Director receives $10,000 annually for each committee membership. The Committee member retainer is payable in cash. Members of the Executive Committee do not receive this retainer for their service on the Executive Committee.

C. Committee Chair Retainer

Each Committee chair other than the chair of the Executive Committee receives $5,000 annually payable in cash for service as a Committee Chair.

II. Chairman Retainer

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A non-employee director serving as Chairman of the Board of Directors (the “Chairman”) also receives $225,000 annually for service as Chairman (the “Chairman Retainer”). The Chairman or Chairman-elect may, on or before December 31 of the prior year, elect among the same payment vehicles as are available for payment of the Annual Board Retainer, or a combination thereof, for payment of the Chairman Retainer. If no election is made, the Chairman Retainer will be paid in cash.

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An individual who commences service as the Chairman after the annual meeting of shareholders will receive a pro-rated Chairman Retainer based on the number of calendar quarters during the year that he or she is in active service as the Chairman for at least one day.

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Payment of the Chairman Retainer will be as described in Section III, “Award and Payment of Retainers,” below, except that subsection B. “Retainer Equity Awards: Common Stock and Deferred Stock Units” shall apply only to the extent that an election for such payment vehicles has been made as described above.

III. Award and Payment of Retainers

A. Cash Retainers

All cash retainer payments are made quarterly. Cash retainers are paid during a quarter to Directors who are in active service at any time during that calendar quarter.

B. Retainer Equity Awards: Common Stock and Deferred Stock Units

Awards

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Common Stock and Units for the Annual Board Retainer and Chairman Retainer are awarded in the second calendar quarter on the first day of the open trading period beginning after the annual meeting of shareholders to Directors who are in active service on the date of the annual meeting of shareholders. For Directors who commence service after the annual meeting of shareholders, Common Stock and Units for the Annual Board Retainer are awarded in the fourth calendar quarter on the first day of the last open trading period of the year. A Director who commences service after the close of the last open trading period of a year will not receive an equity award for his or her Annual Board Retainer, which will be paid entirely in cash.

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The number of shares of Common Stock or Units awarded is determined by dividing the dollar amount of the applicable award by the closing price of CIGNA common stock, as reported on the NYSE or successor or alternate means of publishing stock price (“Closing Price”) on the award date. Fractional shares and fractional Units are not awarded. For Common Stock, the number of shares awarded is rounded down to a whole number of shares and the cash value of any fractional share is paid as soon as practicable after the award date. For Units, the cash value of any fractional unit is accumulated together with dividend equivalents and treated as reinvested.

Deferred Stock Units — Additional Terms

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Dividend equivalents (an amount equal to the dividends declared and paid on a share of CIGNA stock) are credited on Units (to the extent the record date for any such actual dividend occurs while a Unit is outstanding), treated as reinvested in additional whole Units and tracked separately for each award. The number of additional Units resulting from the reinvestment of dividend equivalents and the cash value of fractional units is determined by dividing the amount to be reinvested by the dividend reinvestment price. The dividend reinvestment price is provided by CIGNA’s Transfer Agent and is the price used under the CIGNA Dividend Reinvestment Plan for reinvestment of actual dividends for CIGNA shareholders who participate in that plan.

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Units (including Units resulting from the reinvestment of related dividend equivalents) plus any remaining residual cash are payable upon the earlier of: (a) the Director’s separation from service (within the meaning of Treas. Reg. §1.409A-1(h) or any successor provision), or (b) the third anniversary of the award date. Payments to be made upon separation from service shall be made in a lump sum on the last business day of the second month of the calendar quarter following the quarter in which separation from service occurs. Payments to be made upon the third anniversary of the award date shall be made in a lump sum on the last business day of the second month of the calendar quarter in which the third anniversary of the award date occurs.

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Units may be settled in cash or in Common Stock. For each Unit, a director will receive on the date of payment either one actual share of Common Stock or a cash payment equal to the Closing Price on such date. Units cease to be outstanding and a director will cease to have any rights under them as of the date they are paid.

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In the event of a combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in CIGNA’s corporate structure, the Board may make such equitable adjustments, to prevent dilution or enlargement of rights, as it may deem appropriate, in the number of Units outstanding. Outstanding Units shall be adjusted proportionally to reflect any recapitalization, stock split or stock dividend. Units issued as a consequence of any such changes in CIGNA’s corporate structure or shares shall be subject to the same restrictions and provisions applicable to the Units with respect to which they are issued.

C. Deferred Compensation Elections

Directors may elect to defer some or all of their compensation described above under the Deferred Compensation Plan of 2005 for Directors of CIGNA Corporation.

IV. Other Benefits

A. Benefits for Active Directors

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Basic Group-Term Life Insurance coverage. Each Director is provided coverage in the amount of the Annual Board Retainer.

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Travel Accident Insurance coverage. Each Director is provided coverage in the amount of three times the Annual Board Retainer.

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Financial Planning. Directors may use the financial planning services available to CIGNA executive officers. Any reimbursements paid to Directors under this program shall be paid on or before March 15 of the year after the year the expense is incurred.

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Insurance. Directors may purchase or participate, on an after-tax basis, in life insurance, medical/dental care programs, long-term care, property/casualty personal lines and various other insurance programs available to CIGNA employees.

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Matching Gifts. Directors may participate in the matching charitable gift program available to CIGNA employees, under which up to $5,000 annually may be matched.

B. Post-Separation Benefits

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Directors serving on January 1, 2006 are eligible, upon separation from service after nine years of service, to participate on an after-tax basis in medical/dental care programs available to retired employees for two years and to use the financial planning services available to active Directors (up to $5,000) for one year following separation from service. These Directors are also provided $10,000 basic group term life insurance coverage for life.

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All Directors may, at their own expense and if otherwise eligible, also continue life insurance, long-term care insurance and property/casualty personal lines insurance pursuant to the terms of the applicable policies.

For all taxable post-separation benefits or reimbursements, the amount provided or eligible for reimbursement during a particular year may not affect the expenses eligible for reimbursement or benefits provided in any other year. The reimbursement of an eligible expense is made on or before the last day of the year after the year in which the expense was incurred. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

V. General

To the extent that a benefit under this program is subject to Internal Revenue Code Section 409A (“Section 409A”), it is intended that this program as applied to that benefit comply with the requirements of Section 409A, and the program shall be so administered and interpreted.

Notwithstanding any other provision of this program, if a Director is a specified employee (within the meaning of Treas. Reg. §1.409A-1(i) or any successor provision) as of the date of separation from service (within the meaning of Treas. Reg. §1.409A-1(h) or any successor provision), payments and taxable benefits due upon separation from service shall be delayed until the seventh month following the date of separation from service.

A Director’s right to receive program benefits represents an unsecured claim against CIGNA’s general assets. Except as otherwise permitted by applicable law, no right to receive program payments shall be transferable or assignable by a Director or subject in any manner to anticipation, sale, alienation, pledge, encumbrance, attachment or garnishment by a Director’s creditors, and any such attempt shall be void and of no force or effect.

VI. Share Ownership Guidelines

Each Director is required to hold at least $500,000 worth of Common Stock, Units, Restricted Share Equivalents, Hypothetical Shares of Common Stock or a combination.